UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)			March 5, 2021

(Commission File Number)	(Exact Name of Registrants as Specified in Their Charters)			(I.R.S. Employer Identification No.)
1-12579	OGE ENERGY CORP.			73-1481638
1-1097	OKLAHOMA GAS AND ELECTRIC COMPANY			73-0382390

Oklahoma
(State or Other Jurisdiction of Incorporation)

321 North Harvey	P.O. Box 321	Oklahoma City	Oklahoma	73101-0321
(Address of Principal Executive Offices)				(Zip Code)

(405) 553-3000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
OGE Energy Corp.	Common Stock	OGE	New York Stock Exchange
Oklahoma Gas and Electric Company	None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

OGE Energy Corp. ("OGE Energy") is the parent company of Oklahoma Gas and Electric Company ("OG&E"), a regulated electric utility with approximately 867,000 customers in Oklahoma and western Arkansas. In addition, OGE Energy holds a 25.5 percent limited partner interest and a 50 percent general partner interest in Enable Midstream Partners, LP.

On March 5, 2021 (the "Effective Date"), OGE Energy entered into a term loan agreement (the "Term Loan Agreement") with Wells Fargo Bank, National Association ("Wells Fargo"), as administrative agent, and each of the lenders party thereto. The Term Loan Agreement provides for a $1 billion unsecured term loan, which will mature on the date that is 364 days from the Effective Date. The term loan is available in a single draw, which OGE Energy may make at any time between the Effective Date and the date that is two weeks from the Effective Date.

The term loan will bear interest at rates equal to either a LIBOR rate specified in the Term Loan Agreement, plus a margin of 0.75, or an alternate base rate specified in the Term Loan Agreement, subject in each case to floor of zero percent. An alternative rate of interest will be established upon the occurrence of certain events related to the phase out of LIBOR.

OGE Energy may use the term loan for working capital and general corporate purposes. OGE Energy intends to loan up to $470 million of the term loan proceeds to OG&E in one or more advances pursuant to an intercompany note issued by OG&E to OGE Energy on March 5, 2021, contemporaneously with the closing of the Term Loan Agreement. Advances under the intercompany note will bear interest at the same rates as are in effect under the Term Loan Agreement from time to time. OGE Energy also intends to make a capital contribution to OG&E. OG&E plans to use these proceeds to pay fuel and purchased power costs incurred during the February 2021 weather event.

The Term Loan Agreement contains substantially the same covenants as OGE Energy's $450 million revolving Credit Agreement (as amended by the First Amendment to Credit Agreement, dated as of January 12, 2021, the "Revolving Facility") dated March 8, 2017, including various customary affirmative, negative and financial ratio maintenance covenants. The Term Loan Agreement also contains various customary events of default that are substantially the same as the Revolving Facility, the occurrence of which could result in the termination of the lenders' commitment to make the term loan and acceleration of all of OGE Energy's obligations thereunder.

The foregoing descriptions of the Term Loan Agreement and the intercompany note are not complete and are in all respects subject to the actual provisions of the Term Loan Agreement and the intercompany note, copies of which are filed as Exhibit 10.01 and Exhibit 10.02, respectively, to this Current Report on Form 8-K and which are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.01	Term Loan Agreement dated as of March 5, 2021 by and among OGE Energy Corp. and Wells Fargo, National Bank, as Administrative Agent, and the lenders from time to time parties thereto.
10.02	Intercompany Note dated as of March 5, 2021 by and between Oklahoma Gas and Electric Company and OGE Energy Corp.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

This combined Current Report on Form 8-K is being filed separately by OGE Energy Corp. and Oklahoma Gas and Electric Company (Registrants). Information contained herein relating to any individual Registrant has been filed by such Registrant on its own behalf. No Registrant makes any representation as to information relating to any other Registrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
OKLAHOMA GAS AND ELECTRIC COMPANY
(Registrant)

By:	/s/ Sarah R. Stafford
Sarah R. Stafford
Controller and Chief Accounting Officer

March 9, 2021